Exhibit 99.1

Shareholder Outreach 2017 Annual Meeting September 2017

Forward-Looking Statements 2 The statements contained herein which are not historical facts are considered forward-looking statements under federal securities laws and may be identified by words such as "anticipates," "believes," "estimates," "expects," "intends," "plans," "potential," "predicts," "projects," "seeks,“ “should,” "will," or words of similar meaning and include, but are not limited to, statements regarding the outlook for the Company's future business and financial performance. Such forward-looking statements are based on the current beliefs of our management as well as assumptions made by and information currently available to them, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may vary materially from these forward-looking statements based on a variety of risks and uncertainties including: our dependence on key management and product development personnel, our dependence on our Grand Theft Auto products and our ability to develop other hit titles, our ability to successfully implement Social Point’s operations and employees, the timely release and significant market acceptance of our games, the ability to maintain acceptable pricing levels on our games, and risks associated with international operations. Other important factors and information are contained in the Company's most recent Annual Report on Form 10-K, including the risks summarized in the section entitled "Risk Factors," the Company’s most recent Quarterly Report on Form 10-Q, and the Company's other periodic filings with the SEC, which can be accessed at www.take2games.com. All forward-looking statements are qualified by these cautionary statements and apply only as of the date they are made. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Take-Two: Global Leader in Interactive Entertainment We seek to be the most creative, innovative and efficient company in our business Our commitment to creativity and innovation enables us to consistently differentiate our products We combine leading technology with deep creative content to provide unique gameplay experiences We build compelling franchises by publishing a select number of titles for which we can create sequels and incremental revenue opportunities The creative talent at our wholly-owned labels, Rockstar Games and 2K, as well as at Social Point and our independent developers, is the essential ingredient to building what we believe is the strongest portfolio of intellectual property in the business We have assembled a diversified portfolio of proprietary interactive entertainment that spans all major hardware platforms and broad consumer demographics Our intellectual property is primarily internally owned and developed, which we believe best positions us financially and competitively 3 Take-Two Interactive is a leading developer, marketer and publisher of interactive entertainment

Performance Update 4 GAAP net revenue grew 26% to $1.78 billion GAAP digitally-delivered net revenue grew 32% to $922 million Net cash provided by operating activities grew 27% to $331 million As of March 31, 2017, the Company had $1.39 billion in cash and short-term investments Bookings grew 19% to $1.80 billion Digitally-delivered Bookings grew 25% to $987 million Bookings from recurrent consumer spending grew 52% and accounted for 57% of digitally-delivered Bookings, or 32% of total Bookings Strong Results for FY 2017 UBI: +208.0% Consistent Share Price Growth: 3-Year TSR vs. Peers1 EA: +208.6% TTWO: +170.3% ATVI: +150.0% Consistent Share Price Growth: 1-Year TSR vs. Peers1 UBI: +45.1% EA: +35.4% TTWO: +57.3% ATVI: +47.3% -20% 0% 20% 40% 60% Peer Group – ATVI: Activision, EA: Electronic Arts, TTWO: Take-Two, UBI: Ubisoft Delivered growth in net revenue, as well as margin expansion Results driven by ongoing extraordinary performance of Grand Theft Auto V and Grand Theft Auto Online, strong demand for NBA 2K17, and increased recurrent consumer spending Increased FY 2018 outlook, including for net cash provided by operating activities, and expect FY 2019 to be a record year for that metric led by the launch of Red Dead Redemption 2 and a highly-anticipated new title from 2K Strong Start to FY 2018 Key Contributors -50% 0% 50% 100% 150% 200% 250% Mar-31-2014 Mar-31-2015 Mar-31-2016 Mar-31-2017 80 90 100 110 120 130 140 150 160 170 Mar-31-2016 Sep-30-2016 Mar-31-2017

Strategic Acquisition Diversifies Business and Enhances Mobile Position

On January 31, 2017 Take-Two acquired highly successful free-to-play mobile game developer Social Point for $250M in cash and stock, plus earn-out of up to $25.9M socialpoint

- Barcelona-based mobile game developer focused on delivering high-quality, deeply-engaging entertainment experiences


DRAGON CITY


MONSTER LEGENDS

- Social Point's two most successful games, *Dragon City* and *Monster Legends*, have been downloaded more than 180 million times to date on iOS and Android platforms and consistently have charted in the top-100 grossing mobile games in the U.S. since 2014. (1)
- Social Point is one of only six publishers that have had at least two games simultaneously in the App Store's annual top-100 grossing mobile games chart every year since 2014. (1)

(1) *Source: AppAnnie data as of January 21, 2017. Top-100 Grossing games in the U.S. iOS App Store calculated at the end of 2014, 2015, and 2016. Excludes the casino genre.*
(2) *According to estimates from the International Development Group.*

Strategic Rationale

Transaction Benefits

- **Significantly enhances Take-Two's position in the free-to-play mobile games market**, which is the world's highest-grossing gaming segment with gross revenues estimated to be in excess of $40 billion in 2016, and significant growth across all regions. (2)
- **Expected to be immediately accretive to net cash provided by operating activities**, and to be accretive to net income per share, excluding transaction costs and amortization of intangible assets, in FY 2018

Social Point Business Highlights

- **Focuses on "mid-core" games that feature greater gameplay depth than casual games.** The company's titles typically monetize and retain players at higher rates than its competitors in this segment.
- Multiple hit titles that continue to **deliver stable results**
- **Strong growth prospects** with a number of exciting games planned for launch over next two years
- **Proven senior management team** with significant experience in the free-to-play mobile games market
- Brings a **cutting-edge, proprietary data analytics platform** and **experienced data analytics team**

Take-Two Interactive Software 5

World-Class Creative Teams Fundamental to Success

- **The foundation of our success is the creative talent at our labels – Rockstar Games and 2K**
- **Developed 4 of the 10 highest-rated titles for Xbox 360 and PS3, and the highest-rated title for Xbox One and PS4[1]**
- **11 franchises with at least one 5 million unit selling release**
- **57 individual, multi-million unit selling titles**


grand theft auto

- **Industry's most iconic and critically acclaimed brand**
- **Series has sold-in over 265 million units, including over 80 million units of *Grand Theft Auto V***
- ***Grand Theft Auto V* reached $1 billion in retail sales faster than any entertainment release in history**
- **Extending franchise with *Grand Theft Auto Online***


NBA 2K15
NBA 2K16
NBA 2K17

- **Top-selling and top-rated NBA simulation game**
- **Series has sold-in over 69 million units**
- ***NBA 2K17* is #1-rated sports game of current console generation and T2's top-selling sports title ever, with over 8.5 million units sold-in to date**
- **Strong online engagement and recurrent consumer spending**
- **Extending franchise with *NBA 2K Online* in China and *NBA 2K eSports League***



- **One of the world's top strategy titles for PC**
- **Series has sold-in over 41 million units**
- **Successful add-on episodes**
- ***Sid Meier's Civilization VI* launched on October 21, 2016, and is the fastest-selling release in the history of the series**


RED DEAD REDEMPTION

- **Rejuvenated the western entertainment genre**
- ***Red Dead Redemption* has sold-in more than 15 million units**
- **Commercially successful expansion content**
- ***Red Dead Redemption 2* is planned for release in Spring 2018**



- **Popular, World Wrestling Entertainment video game series released annually**
- **Sales have grown significantly since franchise acquired in 2013**
- ***WWE 2K15*, *WWE 2K16* and *WWE 2K17* each sold-in over 3 million units**
- ***WWE SuperCard* has been downloaded more than 15 million times and is the highest grossing mobile game in 2K history**


BORDERLANDS

- **Critically acclaimed, role-playing shooter**
- **Series has sold-in more than 35 million units**
- ***Borderlands 2* is 2K's highest-selling title with over 16 million units sold-in to date**
- **Successful add-on content**

(1) *Metacritic.com as of May 26, 2017.*

Take-Two Interactive Software 6

Compensation Program Overview 7 We have adopted the following: Clawback policy Anti-hedging and anti-pledging policies Double trigger acceleration of vesting on a change in control for grants made under an equity plan Strong stock ownership requirements for ZelnickMedia, other NEOs and directors Annual compensation risk assessment for employee plans Equity incentive plan provisions that prohibit re-pricing of stock options without stockholder approval Limited perquisites No tax gross ups in respect of any excise taxes on parachute payments Retention of independent compensation consultants by the Compensation Committee Balanced compensation approach between short- and long-term incentive opportunities Compensation “Best Practices” Compensation Component % Linked to Performance Delivery Form Performance Link Annual Base Salary N/A Cash N/A Annual Incentive 100% Cash Adjusted EBITDA Long-Term Incentive (RSUs) 66.7% at target 80% at maximum Time-Based Awards N/A Performance-Based Awards Relative TSR Compensation Component % Linked to Performance Delivery Form Performance Link Annual Base Fee N/A Cash N/A Annual Incentive 100% Cash Adjusted EBITDA Long-Term Incentive (Equity Grants) 55% at target 71% at maximum Time-Based Awards N/A Performance-Based Awards 75% Relative TSR Performance 12.5% New IP Performance 12.5% Major IP Performance Compensation Components for Other Take-Two NEOs(1) Management Agreement with ZelnickMedia(1) For further detail, refer to Take-Two’s Proxy Statement filed on July 27, 2017.

Highly Performance-Based Compensation Program

- **The performance-based nature of our compensation plan creates a strong link between our executives' compensation and the Company's performance**
  - The annual bonus opportunity is fully performance-based for all Take-Two NEOs and under the ZelnickMedia management agreement
  - Two-thirds of equity grants for Take-Two NEOs and more than half of all equity grants to ZelnickMedia are performance-based
- **Take-Two has established design features to support pay and performance alignment**
  - Annual incentives determined by performance against a pre-set, objective financial metric
  - Performance metric for annual incentive plans is adjusted EBITDA
  - Caps on annual incentive awards
  - Majority of compensation is delivered in equity
  - Majority of long-term incentive compensation is performance-based
  - Vesting of performance equity is based on relative TSR performance and product performance



Performance-Based Pay Opportunities
TTWO Program[1]
(Max Compensation)
19%
12%
Performance-Based 69%
ZM Agreement[2]
(Max Compensation)
14%
18%
Performance-Based 68%
Annual Base Salary
LTI (Time-Based Awards)
Performance-Based Compensation (Annual Incentive + LTI Performance-Based Awards)

(1) *Based on FY 2017 compensation for Take-Two NEOs (Lainie Goldstein and Daniel Emerson).*
(2) *2014 ZelnickMedia Management Agreement, based on incentive awards granted at effective date.*

Take-Two Interactive Software 8

Strategic Use of Equity Aligned with TTWO Achievements and Shareholder Interests

Continuing track record of focusing our executives on the long term and securing creative talent to drive company performance…

- **Valuable tool to incentivize employees over the long term**
  - Equity incentives are used throughout TTWO, beyond the executive level
  - Aligns our employees' interests with those of shareholders
  - Motivates employees, including our executives, to drive long term growth and value at TTWO
- **Essential to retain creative talent that is core to our financial and strategic achievements and continued success**
  - Intense competition for creative talent in our industry, particularly due to how performance is measured in the gaming industry
  - TWO's creative talent, Rockstar Games and 2K, have driven extraordinary performance and ongoing momentum through key titles

…While using capital efficiently to repurchase shares and minimize dilution for our shareholders

- **As of March 31, 2017, we have repurchased a total of 5.2 million shares during the past four years**
  - We have ~9.0 million shares of common stock that remain available for repurchase under our current share repurchase authorization
- **Although we continue to strategically use equity to compensate our employees and retain creative talent, we have taken a disciplined approach to share repurchasing, as demonstrated by the relatively consistent number of shares outstanding during the past five years**

Weighted Avg. Common Shares Outstanding[1]
(shares in thousands)


83,356
85,581
84,519
80,367
83,417
90,180
FY2012
FY2013
FY2014
FY2015
FY2016
FY2017

(1) *Based on weighted average common shares outstanding – basic, as disclosed in TTWO's 2014 and 2017 Form 10-K filings*

Take-Two Interactive Software
9

Uses of Equity Compensation Critical to driving our business, building shareholder value and continued success Aligns interests between creative employees and the Company’s shareholders Almost 2/3 of our employees work in our development studios and have highly specialized technical capabilities to develop software titles for multiple platforms In FY 2017, 52% of equity awards were used to retain creative talent 2017 Stock Incentive Plan 10 Strong Governance of Plan Features Annual limits on awards to individual participants Non-liberal recycling of shares used to satisfy tax withholding obligations or as payment for the exercise price or base price for stock options and SARs No evergreen provisions for share reserve Dividends and dividend equivalents on awards do not vest and are not paid until the award is earned and vested Annual Compensation limits for non-employee directors No repricing of underwater stock options or SARs without shareholder approval No discounted stock options or SARs Clawback provisions Non-liberal definition of change in control No automatic grants No tax gross-ups Double trigger acceleration of equity vesting on a change of control for grants made after July 2014 Other 22% Non-ZM NEOs and Directors 5% Awards to Our Labels 52% Zelnick Media 21% We are requesting an additional 5.2 million shares This request is anticipated to cover our strategic equity needs for multiple years and we will continue to closely manage dilution from our equity plans These shares will allow us to continue using equity broadly throughout our company and to attract, retain and motivate creative talent

Independent Board (except for Chairman/CEO) Active and empowered Lead Independent Director role Annually elected directors Board oversight of risk management No supermajority voting requirements Active shareholder engagement Annual evaluation of the board and its committees Shareholder right to call special meetings / written consent Significant executive and director stock ownership requirements Independent Board with Strong Governance Profile 11 Diverse Knowledge and Skills Provide Strong Oversight by the Board New Independent Director Appointed in March 2017 Evaluation of Board Composition Director Backgrounds & Expertise Management & Creative Talent Financial & Investment Expertise Governance Marketing Insight Strategic Advisory Global Business Operations Leadership Consulting Experience Entertainment & Media Expertise Government Our Corporate Governance Committee evaluates the size and composition of the Board relative to the evolving needs of TTWO at any given time The annual self-evaluations conducted by the Board and its committees help to inform these discussions Our current Board has extensive and diverse management and subject matter experience and knowledge that is critical to the company Director tenure is ~ 7.6 years and average age is 59 Strong leadership skills Significant experience in leveraging technology in the education and entertainment industries Extensive marketing expertise Technology Education Effective Board & Governance Practices LaVerne Srinivasan Vice President of the National Program and Program Director for Education, Carnegie Corporation of New York

We Ask For Your Vote at the 2017 Annual Meeting 12 Item Proposal 1 FOR the election of seven director nominees 2 FOR the Say on Pay advisory vote to approve executive compensation 3 FOR 1-year frequency of the Say on Pay advisory vote 4 FOR approval of the adoption of the 2017 Stock Incentive Plan 5 FOR approval of the adoption of the 2017 Stock Incentive Plan Qualified RSU Sub-Plan for France 6 FOR approval of the adoption of the 2017 Global Employee Stock Purchase Plan 7 FOR ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2018 Our Board values your support for its recommendations on each of the following management proposals

[LOGO]